UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEXMED, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NEXMED, INC.
6330 Nancy Ridge Drive, Suite 103
San Diego, California, 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given to the stockholders of NexMed, Inc. that an Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Monday, May 24, 2010 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, located at 4365 Executive Drive, 3rd Floor, San Diego, California, for the following purposes:

(1)	(A) To elect two Class I directors, nominated by our Board of Directors, to serve until our 2013 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

(B)  To elect two Class II directors, nominated by our Board of Directors, to serve until our 2012 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

(2)	To ratify the selection of Amper, Politziner & Mattia, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

(3)
To consider and vote upon a proposal to amend our 2006 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance and to limit the size of annual awards to any one recipient.

(4)
To consider and vote upon a proposal to authorize the issuance of shares of our Common Stock in satisfaction of amounts owed under Promissory Notes issued in connection with our acquisition of Bio-Quant, Inc.

(5)	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Because of a change in the New York Stock Exchange (NYSE) rules, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker.  We strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

This communication presents only an overview of the more complete proxy materials included herewith and available to you on the Internet.  The enclosed Proxy Statement includes information relating to the above proposals.  We encourage you to review all of the important information contained in the proxy materials before voting.  Our proxy materials (which include the proxy statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are available to you via the internet at www.proxyvote.com.

Stockholders may complete their proxy and authorize their vote by proxy over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903.  Stockholders who complete their proxy electronically or by telephone do not need to return a proxy card.  Stockholders may authorize their vote by proxy by mail by completing and returning the enclosed proxy card.

All holders of record of Common Stock at the close of business on April 7, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.  At least a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, is required to establish a quorum for the Annual Meeting.

By Order of the Board of Directors

/s/ Edward Cox
Edward Cox
Secretary

April 16, 2010
San Diego, California

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED.  ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE THESE SHARES BY TELEPHONE AT 1-800-690-6903 OR BY INTERNET AT WWW.PROXYVOTE.COM.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY IF YOU WISH BY VOTING YOUR SHARES IN PERSON.  YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

NEXMED, INC.
6330 Nancy Ridge Drive, Suite 103
San Diego, California, 92121

PROXY STATEMENT

General Information

We are furnishing this Proxy Statement in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 24, 2010, at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 4365 Executive Drive, 3rd Floor, San Diego, California, and any adjournment thereof.  This proxy statement is being mailed to our stockholders on or about April 23, 2010.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to us (to the attention of Edward Cox, our Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the meeting and voting your shares in person.

Solicitation and Voting Procedures

This proxy is solicited on behalf of the Board of Directors of NexMed, Inc.  The solicitation of proxies will be conducted by mail and we will bear all attendant costs.  These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our Common Stock, par value $.001 per share (“Common Stock”).  We may also use the services of a proxy solicitor and, in such event, we would expect to pay approximately $10,000, plus out-of-pocket expenses, for such services.  We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

A stockholder’s shares can be voted at the Annual Meeting only if the stockholder is present in person or represented by proxy. We urge any stockholders not planning to attend the Annual Meeting to authorize their proxy in advance. Stockholders may complete their proxies and authorize their votes by proxy over the Internet (at www.proxyvote.com) or by telephone (at 1-800-690-6903). Stockholders who complete their proxy electronically over the Internet or by telephone do not need to return a proxy card. Stockholders who hold their shares beneficially in street name through a nominee should follow the instructions they receive from their nominee to vote these shares.

The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum. The close of business on April 7, 2010 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 126,902,281 shares of Common Stock outstanding.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares of Common Stock represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the stockholder has given instructions, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR each of the nominees listed in Proposal Nos. 1A and 1B, and FOR each of Proposal Nos. 2, 3 and 4.

PROPOSAL NOS. 1A AND 1B

ELECTION OF CLASS I AND CLASS II DIRECTORS

Overview

Our Articles of Incorporation, as amended, provide that our Board of Directors is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms.  The total authorized number of directors is currently fixed at seven directors.  Currently, the Class I directors (whose terms expire at the 2010 annual meeting of stockholders) are Roberto Crea, Ph.D. and Vivian Liu.  The Class II directors (whose terms were to have expired at the 2009 annual meeting of stockholders had we held an annual meeting of stockholders during 2009) are currently Richard Berman and Henry Esber, Ph.D.  The Class III directors (whose terms expire at the 2011 annual meeting of stockholders) are currently Bassam Damaj, Ph.D., Leonard Oppenheim and Rusty Ray.  Class I directors elected at the Annual Meeting will hold office until the 2013 annual meeting of stockholders, and Class II directors elected at the Annual Meeting will hold office until the 2012 annual meeting of stockholders, and in each case until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with our Bylaws.

All nominees for election as directors at the Annual Meeting have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board of Directors.

Nomination of Directors

The Corporate Governance/Nominating Committee, which acts as the nominating committee of our Board of Directors, reviews and recommends to the Board potential nominees for election to the Board.  In reviewing potential nominees, the Corporate Governance/Nominating Committee considers the qualifications described below under the caption “Board of Directors & Committees; Corporate Governance.”  After reviewing the qualifications of potential Board candidates, the Corporate Governance/Nominating Committee presents its recommendations to the Board, which selects the final director nominees.  The Corporate Governance/Nominating Committee recommended each of the nominees for director identified in this Proxy Statement.  We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

Information Regarding Nominees and Incumbent Directors

The following table sets forth the following information for each of the nominees for director identified in this Proxy Statement and for each of our continuing directors: the year each was first elected a director, their respective ages, the positions currently held with our company, the year of expiration of their current term and their current class:

Name	Year Elected	Age	Position(s)	Expiration of Term (1)	Class
Roberto Crea, Ph.D. (3)(4)	2009	62	Director	2010	I
Vivian Liu	2007	48	Director, Chairman of the Board and Executive Vice President	2010	I

Richard Berman (2)(3)	2002	67	Director	2009	II
Henry Esber, Ph.D.	2009	72	Director and Executive Vice President	2009	II

Bassam Damaj, Ph.D.	2009	41	Director, President and Chief Executive Officer	2011	III
Leonard Oppenheim (2)(4)	2004	63	Director	2011	III
Rusty Ray (2)(3)(4)	2009	39	Director	2011	III

(1)
The terms of the Class II directors were to have expired at the 2009 annual meeting of stockholders if we had held an annual meeting of stockholders during 2009.  We did not hold an annual meeting of stockholders in 2009; accordingly, the Board has nominated Mr. Berman and Dr. Esber to serve as Class II directors until the 2012 annual meeting of stockholders.

(2)	Member of the Audit Committee.
(3)	Member of the Corporate Governance/Nominating Committee.
(4)	Member of the Executive Compensation Committee.

Class I Directors Nominated for Election

Proposal No. 1A in this Proxy Statement relates to the election of individuals to serve as Class I directors until our 2013 annual meeting of stockholders.  The following persons have been nominated by our Board of Directors to be elected as Class I directors at the Annual Meeting:

Roberto Crea, Ph.D. has been a director since December 2009. Dr. Crea has over 30 years of experience in the biotechnology field as a scientist, investor and entrepreneur. Since October 2005, he has served as the President and Chief Executive Officer of ProtElix, Inc., a privately held, early stage biotherapeutic company focused on the discovery and development of optimized protein therapeutics. He has also served as the President and Chief Executive Officer of CreAgri since 1999, a developer and supplier of antioxidant polyphenols and other dietary supplements. Prior to that, from January 2002 to August 2005, Dr. Crea served as a founder and the Chief Executive Officer of Bioren, Inc., which was acquired by Pfizer, Inc. in August 2005. He is also one of the scientific co-founders of Genentech, Inc., and founder of Creative Bio Molecules, Inc. (1982), Creagen, Inc. (1992) and CreAgri, Inc. (1998). Dr. Crea holds a Ph.D. degree in Biological Chemistry from University of Pavia, Italy. He was also an Associate Professor of DNA Chemical Synthesis at Leiden University in the Netherlands prior to moving to the United States in 1977. Dr. Crea currently serves as a director of CreAgri, Inc., ProtElix, Inc. and SynGen, Inc. In nominating Dr. Crea as a Class I director, the Corporate Governance/Nominating Committee and Board of Directors considered Dr. Crea’s scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Crea’s broader business development and corporate experience.

Vivian H. Liu has been our Executive Vice President and Chairman of the Board since December 2009. She has served as a director from June 2007, and was our President and Chief Executive Officer from June 2007 to December 2009, and our Secretary from 1995 to December 2009. Ms. Liu also served as our Vice President of Corporate Affairs from September 1995 until December 2005, Acting Chief Executive Officer from December 2005 until January 2006, Executive Vice President and Chief Operating Officer from January 2006 to June 2007, Chief Financial Officer from January 2004 until December 2005, Acting Chief Financial Officer from 1999 to January 2004 and Treasurer from September 1995 through December 2005. In 1994, while we were in a transition period, Ms. Liu served as Chief Executive Officer. From 1985 to 1994, Ms. Liu was a business and investment adviser to the government of Quebec and numerous Canadian companies with respect to product distribution, technology transfer and investment issues. Ms. Liu received her MPA in International Finance from the University of Southern California and her B.A. from the University of California, Berkeley. In nominating Ms. Liu as a Class I director, the Corporate Governance/Nominating Committee and Board of Directors considered Ms. Liu’s breadth of skills and experience in the life sciences industry and in pubic companies generally and with the Company in particular.

Class II Directors Nominated for Election

Proposal No. 1B in this Proxy Statement relates to the election of individuals to serve as Class II directors until our 2012 annual meeting of stockholders.  The following persons have been nominated by our Board of Directors to be elected as Class II directors at the Annual Meeting:

Richard J. Berman has been a director since June 2002 and was Chairman of the Board from June 2007 to December 2009. From January 2006 to June 2007, Mr. Berman served as our President and Chief Executive Officer. He also served as a member of the Audit Committee, Executive Compensation Committee, and Corporate Governance/Nominating Committee of the Board of Directors between June 2002 and January 2006. Mr. Berman currently serves as Chairman of National Investment Managers, a public company in pension administration and investment management (OTC: NIVM.OB). Mr. Berman is a director of five other publicly traded companies: National Investment Managers, Inc., Broadcaster, Inc., Easylink Services International, Inc., Advaxis, Inc., and NeoStem, Inc. From 1998 to 2000, he was employed by Internet Commerce Corporation (now Easylink Services International, Inc.) as Chairman and CEO. He is a past Director of the Stern School of Business of New York University, where he obtained his B.S. and M.B.A. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. In nominating Mr. Berman as a Class II director, the Corporate Governance/Nominating Committee and Board of Directors considered Mr. Berman’s experience as a member of the board of directors for life sciences companies, as well as his significant experience in the areas of mergers and acquisitions, business development, corporate governance and finance.

Henry J. Esber, Ph.D. has been a director since December 2009, when he was appointed to the Board in connection with our acquisition of Bio-Quant, Inc. He is a co-founder of Bio-Quant, Inc. and served as a director since its inception. Dr. Esber served as Bio-Quant’s Senior Vice President and Chief Business Development Officer since January 2006. From September 2000 to December 2005, Dr. Esber served as the executive director of business development at Charles River Laboratories, Inc., a global provider of research models and preclinical, clinical, and support services. Prior to that, Dr. Esber was an executive director at Primedica Corporation and Genzyme Transgenics Corporation, vice president at Bio-Development Laboratories, vice president at TSI Corporation, director at EG&G Mason Research Labs and the director of the Department of Immunology and Clinical Services at Mason Research Laboratories. Dr. Esber has also served as an affiliate professor at Anna Maria College Graduate School and the University of Connecticut. Dr. Esber holds a B.S. degree in Pre-Medicine from Norfolk College of William and Mary (now Old Dominion), a Master of Science degree in Public Health in Parasitology and Public Health from the University of North Carolina, Chapel Hill and a Ph.D. degree in Immunology/Microbiology from West Virginia University Medical Center, Morgantown. In nominating Dr. Esber as a Class II director, the Corporate Governance/Nominating Committee and Board of Directors considered Dr. Esber’s scientific background and significant experience in senior business development and technical roles in the contract research industry.

Class III Directors Continuing in Office until 2011

The following directors will continue in office until the 2011 annual meeting of stockholders, or until their earlier resignation, removal or other cause in accordance with our Bylaws.

Bassam B. Damaj, Ph.D. has been a director since December 2009, when he was appointed to the Board in connection with our acquisition of Bio-Quant, Inc. He is a co-founder of Bio-Quant, Inc. and has served as the Chief Executive Officer and Chief Scientific Officer and a director of Bio-Quant since its inception in June 2000. He has also served as the Group Leader for the Office of New Target Intelligence and a Group Leader for immunological and inflammatory disease programs at Tanabe Research Laboratories, U.S.A., Inc., as a senior scientist and member of the senior staff board of the drug discovery department at Pharmacopeia Inc., and as a visiting scientist at Genentech Inc., Pfizer Inc. and the National Institutes of Health (NIH). Dr. Damaj holds a Ph.D. degree in Immunology/Microbiology from Laval University and completed a postdoctoral fellowship in molecular oncology from McGill University. In appointing Dr. Damaj as a Class III director, the Corporate Governance/Nominating Committee and Board of Directors considered Dr. Damaj’s scientific background and ability to lead the Company’s drug development and contract research business activities in his role as the Company’s President and Chief Executive Officer.

Leonard A. Oppenheim has been a director since 2004. He has served as a member of our Audit Committee since January 2006 and a member of our Finance Committee since June 2006. Mr. Oppenheim served as the Chairman of the Board from June 2006 through June 2007. Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, Mr. Oppenheim was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim holds a J.D. degree from New York University Law School. In nominating Mr. Oppenheim for election as a Class III director, the Corporate Governance/Nominating Committee and Board of Directors considered Mr. Oppenheim’s significant experience in the areas of law, finance and corporate communications.

Rusty Ray has been a director since December 2009. He is currently a partner with Brocair Partners, a healthcare focused investment bank, and has been with Brocair Partners since its founding in 2004. Since joining Brocair, he has worked with a wide variety of clients across the healthcare industry ranging from large pharmaceutical companies to early-stage drug development companies to medical device and service-based companies. Prior to joining Brocair Partners, Mr. Ray was a Deputy Director for eight years with Resources for the Future (RFF) a non-partisan Washington-based think tank that conducts independent economic research. During his tenure at RFF, the organization conducted a number of studies related to the pharmaceutical and biotechnology industries. Beyond life sciences, Mr. Ray also worked on issues related to emissions credit trading and utility restructuring. Prior to joining RFF, Mr. Ray worked with The Meningitis Research Foundation in London where he worked to support basic research to cure the disease. Mr. Ray is currently a Director of New Media Mill, a digital media company. Mr. Ray holds an M.B.A. in Finance from the Fordham University School of Business, and received a B.S. in Biology from Wake Forest University. In appointing Mr. Ray as a Class III director, the Corporate Governance/Nominating Committee and Board of Directors considered Mr. Ray’s experience advising life sciences companies in matters of finance, corporate communications and business development.

Vote Required

The two nominees for each of Class I and Class II directors who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as directors for that class. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.

Because of a change in the New York Stock Exchange (NYSE) rules, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Amper, Politziner & Mattia, LLP as our independent registered public accounting firm to audit and report upon our consolidated financial statements for the fiscal year ending December 31, 2010 and is submitting this matter to our stockholders for their ratification. A representative of Amper, Politziner & Mattia, LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by Amper, Politziner & Mattia, LLP for professional services rendered for 2008 and 2009. These fees are for work invoiced in the fiscal years indicated.

	2009	2008

Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with statutory and regulatory filings or engagements	$195,500	$187,500
Other Fees:
Audit-Related Fees
Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)	-	-
Tax Fees
Consists of fees billed for tax compliance, tax advice and tax planning	-	-
All Other Fees
Consists of fees billed for other products and services not described above	22,500	-
Total Other Fees	-	-
Total All Fees	$218,000	$187,500

Additionally, we retain the services of PricewaterhouseCoopers LLP as our tax advisor.  The aggregate fees billed by PricewaterhouseCoopers LLP in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $33,000 for 2009 and $30,000 for 2008.  The nature of the services performed for these fees included the preparation of our federal and state tax returns.

Pre-Approval Policies and Procedures

It is our policy that all services provided by Amper, Politziner & Mattia, LLP shall be pre-approved by the Audit Committee.  Amper, Politziner & Mattia, LLP will provide the Audit Committee with an engagement letter during the first quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the fiscal year and the estimated fees for such services.  Pre-approval of audit and permitted non-audit services may be given by the Audit Committee at any time up to one year before the commencement of such services by Amper, Politziner & Mattia, LLP.  Pre-approval must be detailed as to the particular services to be provided. Pre-approval may be given for a category of services, provided that (i) the category is narrow enough and detailed enough that management will not be called upon to make a judgment as to whether a particular proposed service by Amper, Politziner & Mattia, LLP fits within such pre-approved category of services and (ii) the Audit Committee also establishes a limit on the fees for such pre-approved category of services. The Chairman of the Audit Committee shall have, and the Audit Committee may delegate to any other member of the Audit Committee, the authority to grant pre-approval of permitted non-audit services to be provided by Amper, Politziner & Mattia, LLP between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services that were provided in 2009 and 2008.

Required Vote and Recommendation of Board of Directors

Assuming that a quorum is present at the Annual Meeting, this proposal will be approved only if a majority of the total votes cast on the proposal are affirmative.  Under Nevada law, abstentions from voting on the proposal and broker non-votes are not counted as votes cast and accordingly will have no effect upon the proposal.  If our stockholders do not ratify the selection of Amper, Politziner & Mattia, LLP, our Board of Directors will consider other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF AMPER, POLITZINER & MATTIA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

PROPOSAL NO. 3

APPROVAL AND ADOPTION OF AMENDMENTS TO THE NEXMED, INC.
2006 STOCK INCENTIVE PLAN TO INCREASE THE SHARE RESERVE AND
IMPOSE A MAXIMUM INDIVIDUAL LIMIT ON ANNUAL AWARDS

Our  2006 Stock Incentive Plan (the “2006 Plan”), which was adopted in March 2006, currently has authorized for issuance 5 million shares of Common Stock, of which only 1,192,344 shares remained available for future grants as of the Record Date.  Our Board of Directors has approved an amendment to the 2006 Plan, subject to approval by our stockholders, to increase the shares authorized for issuance by 15 million to a total of 20 million.  Our Board of Directors has further amended the 2006 Plan, subject to stockholder approval, to provide that the maximum award of stock options or stock appreciation rights granted to any one individual in any one calendar year will not exceed 2 million shares (subject to adjustment for stock splits and similar events).

Our Board of Directors believes that the approval of the amendments to the 2006 Plan is in the best interests of our stockholders because the availability of an adequate number of shares reserved for issuance under the 2006 Plan and the ability to grant stock options and make other stock-based awards under the 2006 Plan is an important factor in attracting, motivating and retaining qualified individuals essential to our success.  The addition of a maximum per person limit on the grant of stock options and stock appreciation rights also preserves our tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to the 2006 Plan, we may grant to eligible persons awards of incentive stock options (“ISOs”) within the meaning of Section 422(b) of the Code, non-incentive stock options (“NISOs”), restricted stock awards of our Common Stock and stock appreciation rights (“SARs”) (together, “Awards”).  Our Board of Directors believes that stock options, restricted stock awards and SARs are an integral part of the compensation packages to be offered to our executives, directors, employees and consultants and that the grant of stock options, restricted stock awards and SARs, which align the interests of the recipients with those of our stockholders, is an effective method to attract and retain employees in an industry characterized by a high level of employee mobility and aggressive recruiting of the services of a limited number of skilled personnel.

The following summary of certain features of the 2006 Plan is qualified in its entirety by reference to the full text of the 2006 Plan, which is filed as an annex to our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2006, as amended by the Instrument of Amendment to the 2006 Plan, which is filed as an annex to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2008.  Attached to this Proxy Statement as Appendix A is the Instrument of Amendment to the 2006 Plan that would effect the amendments described in this Proposal No. 3.  All capitalized terms used but not defined herein have the respective meanings ascribed to them in the 2006 Plan.

Nature and Purposes of the 2006 Plan

The purposes of the 2006 Plan are to facilitate fair, adequate and competitive compensation and to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or as independent consultants to, our company and our present and future subsidiary corporations, as defined in section 424(f) of the Code, to attract new individuals to enter into such employment and service and to encourage such individuals to secure or increase on reasonable terms their stock ownership in the company.  Our Board of Directors believes that the granting of Awards under the 2006 Plan will promote continuity of management, increased incentive and personal interest in our welfare, and aid in securing our growth and financial success.

Duration and Modification

The 2006 Plan will terminate on March 6, 2016, ten years from its adoption by the Board of Directors.  The Board of Directors may at any time terminate the 2006 Plan or make such modifications to the 2006 Plan as it may deem advisable. The Board, however, may not, without approval by our stockholders, increase the number of shares of Common Stock as to which Awards may be granted under the 2006 Plan, change the manner of determining stock option or SAR prices, change the class of persons eligible to participate in the 2006 Plan or make other changes to the 2006 Plan which are not permitted without stockholder approval under NASDAQ rules.

Administration of the Plan

The 2006 Plan is administered by the Executive Compensation Committee. The Executive Compensation Committee has the discretion to determine the participants under the 2006 Plan, the types, terms and conditions of the Awards, including performance and other earn out and/or vesting contingencies, permit transferability of Awards to an immediate family member of a participant or a trust established on behalf of such immediate family member, interpret the 2006 Plan’s provisions and administer the 2006 Plan in a manner that is consistent with its purpose.

Eligibility and Extent of Participation

The 2006 Plan provides for discretionary grants of Awards to all of our employees, non-employee directors and consultants, including those of any of our subsidiaries, or any corporation acquired by us or any of its subsidiaries.  As of December 31, 2009, we had 34 full-time employees and four non-employee directors who would be eligible to participate in the 2006 Plan.

Stock Options

Under the 2006 Plan, the Executive Compensation Committee may grant Awards in the form of options to purchase shares of Common Stock.  The initial per share exercise price for an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of the Common Stock.  The initial per share exercise price for a NISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant.

No option granted pursuant to the 2006 Plan may be exercised more than 10 years after the date of grant, except that ISOs granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the ISO is granted may not be exercised more than five years after the date of grant.

Stock Awards

The 2006 Plan also permits the grant of Stock Awards.  A Stock Award is a grant of a right to receive shares of Common Stock in the future.  Each Stock Award will be subject to conditions, restrictions and contingencies established by the Executive Compensation Committee.  Upon the satisfaction of such conditions, restrictions and contingencies, actual shares of Common Stock will be issued.  In making a determination regarding the allocation of such shares, the Executive Compensation Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to our success and such other factors as the Executive Compensation Committee in its discretion shall deem relevant.

Stock Appreciation Rights

The 2006 Plan also permits the grant of Awards of SARs, which are grants of the right to receive shares of Common Stock with an aggregate fair market value equal to the value of the SAR. The value of a SAR with respect to one share of Common Stock on any date is the excess of the fair market value of a share on such date over the Base Value of the SAR. The Base Value of any SAR with respect to one share of Common Stock is equal to the fair market value of a share of Common Stock on the date the SAR is granted.

Voting Rights

Participants will not have any interest or voting rights in shares covered by their Awards until the Awards shall have been exercised or restrictions shall have lapsed and a certificate for such shares shall have been issued.

Adjustment of Number of Shares

In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any Award and the number of shares of Common Stock available for purchase or delivery under the 2006 Plan but not yet covered by an Award shall be adjusted by adding to each share the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend.  In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of our company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which we are the surviving corporation, then there shall be substituted for each share of Common Stock then subject to any Award, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged.

In the event that there shall be any change, other than as specified directly above, in the number or kind of outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Executive Compensation Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any Award and the number or kind of shares available for issuance in accordance with the provisions of the 2006 Plan but not yet covered by an Award, such adjustment shall be made by the Executive Compensation Committee and shall be effective and binding for all purposes of the 2006 Plan and of each Award.

Change in Control

Except as otherwise determined by the Executive Compensation Committee at the time of grant, if a Participant’s employment, or directorship, with us and our subsidiaries is terminated without cause or the Participant terminates his or her employment with, or terminates his or her service as a director of, our company and our subsidiaries for good reason, whether voluntarily or otherwise, within one year after the effective date of a Change in Control, as defined in the Plan, (i) each Option theretofore granted to a Participant which shall not have theretofore expired or otherwise been cancelled shall become immediately exercisable in full upon the occurrence of such termination and shall, to the extent not theretofore exercised, terminate upon the date of termination specified in such Option; (ii) each SAR theretofore granted to a Participant which shall not have theretofore expired or otherwise been cancelled shall become immediately exercisable in full upon the occurrence of such termination and shall, to the extent not theretofore exercised, terminate upon the date of termination specified in such SAR; and (iii) any restrictions applicable to any shares allocated to a Participant in a Stock Award shall forthwith terminate upon the occurrence of such termination.

New Plan Benefits to Named Executive Officers and Others

If this Proposal No. 3 is approved the following equity awards would be expected to be granted following approval:

Equity Awards under Executive Employment Agreements.  Concurrently with the closing of the Merger, Dr. Damaj and Ms. Liu entered into employment agreements with us.  Under the terms of these employment agreements, if our stockholders approve this Proposal No. 3, Dr. Damaj will receive a grant of 1,500,000 shares of our restricted Common Stock, vesting over a three-year period, and Ms. Liu will receive: (i) an annual grant of shares of restricted Common Stock with a grant-date fair value of $20,000 (measured with reference to our Common Stock’s closing price on the NASDAQ stock market on the date of grant) vesting over a period of one year from the date of grant, (ii) an annual grant of 250,000 shares of restricted Common Stock vesting over a period of one year from the date of grant, and (iii) a one-time stock grant consisting of 1,000,000 fully vested shares of our Common Stock.

Director Compensation.  We expect to pay quarterly retainer fees to our non-employee directors in the form of Common Stock in addition to a cash meeting fee of $500 per meeting.  Each non-employee director is entitled to receive a quarterly stock payment valued at $9,000 for service as a director, with the value of the Common Stock being delivered in satisfaction of this payment to be fixed annually based on the five-day average closing price of our Common Stock over the first five trading days of each calendar year.  In addition, each non-employee director serving as chair of one of our standing committees of the Board is entitled to receive a quarterly stock payment valued at $1,000 for service as a committee chair, with the value of the Common Stock being delivered in satisfaction of this payment also to be fixed annually based on the five-day average closing price of our Common Stock over the first five trading days of each calendar year.  For 2010, this average price was $0.306, which results in expected quarterly payments to each non-employee director of 29,412 shares for service as a Board member and 3,268 shares for service as a committee chair.

The following table sets forth information pertaining to stock options and shares of restricted stock that will be allocated for grants to the persons and groups named below in 2010, to the extent currently determinable.  Because incentive awards granted under the 2006 Plan are generally discretionary, the table below does not include additional grants that our Board of Directors or Compensation Committee may elect, in their discretion, to grant to the persons and groups named below or to other additional persons or groups.

2006 Plan Benefits
Name and Principal Position(s)	Total Number of Stock Options	Estimated Dollar Value of Stock Options (1)	Total Number of Shares of Restricted Stock	Estimated Dollar Value of Restricted Stock (1)
Bassam B. Damaj, Ph.D. President and Chief Executive Officer (2)	—	—	1,500,000	$707,100
Vivian H. Liu, Executive Vice President and Chairman of the Board (3)	—	—	1,398,494	659,250
Mark Westgate, Chief Financial Officer (4)	—	—	—	—
All current executive officers as a group (5)	—	—	3,812,529	1,797,226
All current non-executive directors as a group (6)	—	—	392,160	184,864
All employees, including all current officers who are not executive officers, as a group (7)			1,456,843	686,755

(1)
Dollar value of stock options and grants of restricted stock will be determined based on the fair market value of our Common Stock at the time of grant and, for stock grants, has been estimated for purposes of this table by multiplying the total number of shares of Common Stock underlying each grant by $0.4714, the closing price of our Common Stock on March 15, 2010.

(2)
Consists of 1,500,000 shares of restricted stock issuable to Dr. Damaj pursuant to the terms of his employment agreement. These shares of restricted stock will vest in three annual installments, with 300,000 shares vesting on the first anniversary of his employment with our company, 500,000 shares vesting on the second anniversary of his employment with our company and 700,000 shares vesting on the third anniversary of his employment with our company, subject to Dr. Damaj’s continued employment.

(3)
Consists of: (i) 1,000,000 shares of fully vested Common Stock to be granted to Ms. Liu as a one-time payment, (ii) 250,000 shares of restricted Common Stock to be granted to Ms. Liu, which vest over a period of one year from the date of grant, (iii) an estimated 106,067 shares of Common Stock calculated by dividing $50,000 (one-half the value of a $100,000 one-time incentive bonus to which Ms. Liu will be entitled, subject to the achievement of certain performance milestones to be established by our Compensation Committee) by $0.4714, the closing price of our Common Stock on March 15, 2010; and (iv) an estimated 42,427 shares of Common Stock calculated by dividing $20,000 (the value of an annual grant of restricted Common Stock that will vest over one year from the date of grant, to which Ms. Liu is entitled under her employment agreement) by $0.4714, the closing price of our Common Stock on March 15, 2010. The total dollar value of the restricted stock grants is calculated as the sum of: (a) 1,250,000 shares of Common Stock (consisting of the total number of shares underlying the grants described in clauses (i) and (ii) above) multiplied by $0.4714, the closing price of our Common Stock on March 15, 2010, (b) $50,000, the dollar value of the grant described in clause (iii) above and (c) $20,000, the dollar value of the grant described in clause (iv) above.

(4)	Mr. Westgate received an equity award in April 2010 under the remaining reserve from the 2006 Plan.
(5)
Includes awards to be granted to Dr. Damaj and Ms. Liu, as well as awards for a total of 914,035 shares issuable to officers who are prior employees of Bio-Quant; such awards vest over three years from the Bio-Quant base vesting date.

(6)
The estimated number of shares of restricted Common Stock is calculated by dividing: (a) $120,000 (representing the remaining 2010 annual director fees payable in shares of Common Stock to each of our four non-employee directors and an aggregate of $12,000 in annual committee fees payable in shares of Common Stock to the chairman of each of our four standing Board of Directors committees) by (b) $0.306, the five-day average closing price of our Common Stock over the first five trading days of calendar 2010.

(7)
Pursuant to the Merger Agreement (as defined below), we have agreed to grant to certain employees of Bio-Quant an aggregate of 2,370,878 shares of restricted common stock or restricted stock units upon approval of this proposal. These awards vest over a period of three years from the Bio-Quant base vesting date.

Equity Compensation Plan Information

The following table gives information as of December 31, 2009 about shares of our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,950,702	$1.40	1,323,064

Equity compensation plans not approved by security holders	—	—	—

Totals	2,950,702	$1.40	1,323,064

United States Federal Income Tax Consequences of Issuance and Exercise of Awards

The following discussion of the U.S. Federal income tax consequences of the granting and exercise of stock options under the 2006 Plan, and the sale of Common Stock acquired as a result thereof, is based on an analysis of the Code as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change.  In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.  The tax consequences of Awards issued to participants outside of the U.S. may differ from the U.S. tax consequences.

Non-Incentive Stock Options:

No income will be recognized by an optionee at the time a NISO is granted. Ordinary income will be recognized by an optionee at the time a NISO is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary income will also constitute wages subject to the withholding of income tax, and we will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in cash.

Capital gain or loss on a subsequent sale or other disposition of the shares of Common Stock acquired upon exercise of a NISO will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the fair market value of the shares on the date of exercise.

We will be entitled to a deduction for federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of the NISO, subject to the usual rules as to reasonableness of compensation and provided that we timely comply with the applicable information reporting requirements.

Incentive Stock Options:

In general, neither the grant nor the exercise of an ISO will result in taxable income to an optionee or a deduction to us. For purposes of the alternative minimum tax, however, the spread on the exercise of an incentive stock option will be considered as part of the optionee’s income.

The sale of the shares of Common Stock received pursuant to the exercise of an ISO which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an ISO, an optionee must not dispose of such shares within two years after the option is granted or within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an ISO that is equal to the lesser of (a) the fair market value of the Common Stock on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

Restricted Stock Awards:

Restricted Stock Awards are generally subject to ordinary income tax at the time the restrictions lapse. We will be entitled to a corresponding Federal income tax deduction at the time the participant recognizes ordinary income.

Stock Appreciation Rights:

The participant receiving a SAR will not recognize Federal taxable income at the time the SAR is granted. When the participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the Base Value will be taxed as ordinary income to the participant. We will be entitled to a Federal tax deduction equal to the amount of ordinary income the participant is required to recognize as the result of exercising the SAR.

Limits on Deductions:

Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the three most highly paid executive officers (other than the Chief Financial Officer) of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1,000,000 per person in any year, except that qualified performance-based compensation will be excluded for purposes of calculating the amount of compensation subject to this $1,000,000 limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

If the Amendment is approved by the Stockholders, the Company may claim a deduction in connection with (i) the exercise of NISOs and/or SARs, and (ii) the disposition during the ISO holding period by an optionee of shares acquired upon the exercise of ISOs, provided that, in each case, the requirements imposed on qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder are satisfied with respect to such awards. Because Restricted Stock Awards under the Plan are not deemed to be qualified performance-based compensation under Section 162(m) of the Code, amounts for which the Company may claim a deduction upon the lapse of any restrictions on such restricted stock awards will be subject to the limitations on deductibility under Section 162(m).

Stockholder Approval Requirement for the Proposal

As previously disclosed, because our Common Stock is listed on the NASDAQ Stock Market, we are subject to the NASDAQ listing standards set forth in its Marketplace Rules. We are required under Marketplace Rule 5635(c) to seek stockholder approval of our proposed amendment to increase the number of shares authorized for issuance, and impose a maximum individual limit on annual awards of options or stock appreciation rights, under the 2006 Plan. Marketplace Rule 5635(c) requires stockholder approval prior to materially amending a stock option plan or other equity compensation arrangement, pursuant to which stock may be acquired by officers, directors, employees or consultants. Therefore, we are requesting stockholder approval for this Proposal No. 3 under this NASDAQ listing standard.

Required Vote and Recommendation of Board of Directors

Assuming that a quorum is present at the Annual Meeting, this proposal will be approved only if a majority of the total votes cast on the proposal are affirmative. Under Nevada law, abstentions from voting on the proposal and broker non-votes are not counted as votes cast and accordingly will have no effect upon the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
TO AMEND THE 2006 PLAN TO INCREASE THE SHARE RESERVE AND
IMPOSE A MAXIMUM INDIVIDUAL LIMIT ON ANNUAL AWARDS

PROPOSAL NO. 4
APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK
IN SATISFACTION OF INDEBTEDNESS

Background

On November 20, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which we agreed to acquire Bio-Quant, Inc. (“Bio-Quant”), a privately held contract research organization.  On December 14, 2009, we completed the acquisition of Bio-Quant by way of merger (the “Merger”) and issued Merger consideration consisting of a combination of common stock and promissory notes, as described below.

No vote of our stockholders was required to complete the Merger.  We are therefore not seeking any approval or ratification of the Merger at the Annual Meeting.  Under Nevada law, our stockholders do not have any “dissenters' rights” or rights to an appraisal of the value of their shares in connection with the Merger or this Proposal No. 4.

Upon the closing of the Merger, each outstanding share of Common Stock, par value $0.01 per share, of Bio-Quant (“Bio-Quant Shares”), was cancelled and converted automatically into the right to receive: (i) 913.96 shares of our Common Stock, and (ii) a promissory note issued by us (each, a “Note”) in the original principal amount of $2,771.37.   The Notes bear interest at a rate of 10% per annum and mature on December 14, 2010, which is the first anniversary of the closing of the Merger.   In total, we issued $12,129,010 of Notes in connection with the Merger.

The Notes can be repaid at our option in cash or with shares of Common Stock, valued at a fixed rate of $0.168 per share, which was equal to the five-day average closing price of our Common Stock immediately prior to the execution of the Merger Agreement.  However, NASDAQ rules limit the number of shares that can be issued in connection with a merger transaction without stockholder approval, as described more fully below.  As a result, we must obtain stockholder approval to issue any additional shares in satisfaction of the Notes.  As of the Record Date, we have repaid a total of approximately $2.5 million of the outstanding principal and accrued interest under the Notes through the issuance of approximately 15 million shares of Common Stock to the Bio-Quant shareholders.  As a result, a total of approximately $9.9 million of principal remains outstanding under the Notes as of the Record Date.  If the Notes remained outstanding until the maturity date, the total indebtedness (including accrued interest) would be approximately $10.6 million.

If our stockholders approve this Proposal No. 4 at the Annual Meeting, up to $10,640,256 of principal and accrued interest owed under the Notes will be satisfied through the issuance of up to 63,334,860 additional shares of Common Stock on or before the December 14, 2010 maturity date.

Resale Limitations

The Bio-Quant Shares were privately held and not traded in a public market. The shares of our Common Stock and Notes were issued to the Bio-Quant shareholders in private transactions exempt from the registration requirements of U.S. federal securities laws. The additional shares that will be issued to the same group of Bio-Quant shareholders if this Proposal No. 4 is approved will likewise be exempt from these registration requirements. Because these shares will be issued in a private placement transaction, they will be deemed to be “restricted securities” and will be subject to the resale limitations imposed under Rule 144 under the Securities Act of 1933. Approximately 53% of the shares issuable under this proposal would be held by NexMed officers or directors, who are deemed “affiliates” of NexMed under Rule 144. Accordingly, these shares would be subject to ongoing resale restrictions, including volume limitations on sales.

Stockholder Approval Requirement for the Proposal

Our Common Stock is listed on the NASDAQ Stock Market, and we are subject to the NASDAQ listing standards set forth in its Marketplace Rules.  Although we were not required to obtain stockholder approval in connection with the Merger itself, we are required under Marketplace Rule 5635(a) to seek stockholder approval of our proposed issuance of Common Stock in satisfaction of a portion of the principal balance and interest under the Notes.

Marketplace Rule 5635(a)(1) requires stockholder approval prior to the issuance of securities “in connection with” the acquisition of the stock or assets of another company, where due to the present issuance of common stock (or securities convertible into or exercisable for common stock), other than a public offering for cash, the common stock to be issued (a) is or will be in excess of 20% of the outstanding common stock prior to the issuance or (b) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance.

We issued 4 million shares of Common Stock to the Bio-Quant shareholders at the closing of the Merger.  In addition, as permitted under NASDAQ rules and applicable law, we have issued an additional 15 million shares of Common Stock to the Bio-Quant shareholders in partial repayment of the Notes.  These two issuances combined represent slightly less than 20% of the total shares that were outstanding immediately prior to entering into the Merger Agreement on November 20, 2009.  Accordingly, we cannot issue any additional shares under the Notes without first obtaining stockholder approval.

In addition, Marketplace Rule 5635(b) requires stockholder approval prior to the issuance of securities when such issuance or potential issuance will result in a change of control of a company.  We do not believe these potential issuances, if this Proposal No. 4 is approved, have resulted or will result in a change of control.  However, approval by our stockholders of this Proposal No. 4 would satisfy the requirements of this listing standard if it were deemed to apply.

Certain Effects of the Proposal

If our stockholders do not approve this Proposal No. 4, we will not be able to issue any more shares of Common Stock in satisfaction of the $10.6 million in principal and accrued interest that would be due at the maturity date. Instead, the remaining outstanding principal and interest due under the Notes would need to be paid in cash. At present, we do not have sufficient capital to be able to satisfy these obligations in cash, which means that if this proposal is not approved, the Company would need to raise significant amounts of additional capital to service this debt, which it may not be able to do. If we are unable to timely pay this indebtedness, we could default under this debt.

If our stockholders approve this Proposal No. 4:

•
The Company will have the ability to repay the Notes without the need to raise additional capital.  As of the Record Date, we do not have sufficient cash to pay the Notes when they mature and we would be required to raise a significant amount of additional capital to be able to repay the Notes or risk having an event of default under the Notes.  Additionally, we expect that our stockholders’ equity would be increased by up to $10.6 million as the indebtedness is satisfied through the delivery of Common Stock.

•
Our stockholders’ existing share ownership would be diluted by the issuance of up to 63.3 million new shares of Common Stock, which would result in there being a total of approximately 190 million shares of Common Stock issued and outstanding.  The issuance of such a large number of shares may also depress the price of the Common Stock.

•
Up to $10.6 million in principal and accrued interest will be satisfied by the issuance of Common Stock at a price of $0.168 per share.  On November 20, 2009, the date that the Merger Agreement was signed, the per share closing price for our Common Stock was $0.17.  However, since the announcement and completion of the Merger, our stock price has appreciated.  As of the Record Date, the closing price for our Common Stock was $0.45.  Thus, the current value of the shares that would be delivered in satisfaction of the Notes would be approximately 2.6 times greater than the face value of the Notes.

•
Upon the completion of the Merger, certain Bio-Quant directors and officers listed below under “Interests of Certain Persons,” collectively received approximately 52.6% of the merger consideration.  As described below, these former Bio-Quant shareholders were also appointed to serve as our directors and officers in connection with the Merger.  If our stockholders approve this Proposal No. 4, these individuals and their affiliates would receive approximately 33 million shares of Common Stock upon repayment of the Notes at maturity.

Financial Information

Our financial statements for the fiscal years ended December 31, 2008 and December 31, 2009 are included in our Annual Report on Form 10-K for the year ended December 31, 2009, a copy of which is provided with this proxy statement.  Please see the section of this Proxy Statement captioned “Information Incorporated by Reference” concerning the specific information contained in each of those Appendices.

Summary of the Notes

The following description summarizes the material terms of the Notes.

Principal and Interest.  The aggregate original principal amount of all of the Notes was $12,129,010.  The principal amount of the Notes may be increased or decreased in certain circumstances to the extent that there are any indemnification claims asserted by us or by the Bio-Quant shareholder representative.  To date, no claims have been asserted and we are aware of no facts that would give rise to a claim.  If the Notes are adjusted down in value, fewer shares would be issued under this proposal, if the Notes are adjusted up in value, we expect that we would pay the additional amounts in cash.  The Notes accrue simple interest at the rate of 10% per annum.

Maturity.  The Notes will be due and payable on December 14, 2010.

Prepayment.  The Notes may be prepaid in whole or in part at any time without penalty thereunder, provided that any payments or prepayments shall be made ratably among all of the Notes.  A portion of any pre-payment may be held in escrow to satisfy potential future claims for indemnification by the Company against the former Bio-Quant shareholders.

Common Stock Issuance in Payment of Notes.  If we are current with our filing obligations under the Securities Exchange Act of 1934, as amended, and no Change of Control (as defined below) has occurred, we may, in our discretion, subject to the limits described above, issue to the holders of the Notes approximately 595 shares of Common Stock in payment of every $100 of principal and accrued interest due thereunder.  In the event we elect to issue such shares in satisfaction of the Notes, we must deliver such shares to Wells Fargo Shareowner Services, which we have designated as our payment agent, for prompt disbursement and payment by the payment agent to the holders of the Notes.  For purposes of the Notes, each of the following events will be deemed to result in a Change of Control:

•	the reorganization, merger, consolidation of our company with or into any other corporation or entity; or

•	the sale, conveyance or encumbrance of all or substantially all of our assets;

•
in each case, in which transaction or series of related transactions, our stockholders immediately prior to such transaction own, immediately following such transaction, less than fifty percent (50%) of the outstanding voting power of the surviving corporation or its parent.

Payment Options if Proposal Is Not Approved.  If our stockholders do not approve this Proposal No. 4 and the conditions to issuing Common Stock in satisfaction of the Notes are met, we will not be able to issue any additional shares of Common Stock in satisfaction of our remaining indebtedness outstanding under the Notes.  Instead, approximately $10.6 million in remaining principal and accrued interest potentially due under the Notes at maturity will be required to be paid in cash and distributed to the former Bio-Quant shareholders in accordance with the terms of the Merger Agreement.  At present, we do not have sufficient capital to be able to satisfy these obligations in cash.

Payment Options if Proposal Is Approved.  If our stockholders approve this Proposal No. 4 and the conditions to issuing Common Stock in satisfaction of the Notes are met, we will repay the remaining principal and accrued interest under the Notes (in addition to the amounts that we have previously repaid through the issuance of shares of Common Stock absent stockholder approval) through the issuance of up to 63,334,860 shares of our Common Stock.

Summary of Material Differences Between the Terms of the Notes and Our Common Stock

The following description summarizes the material differences between the terms of the Notes and our Common Stock.  Upon repayment of the Notes with Common Stock, the holders of the Notes will have the following rights as holders of Common Stock:

Voting Rights.  Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote.  Holders of shares of Common Stock do not have any cumulative voting rights. This means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Dividend Rights.  The Company is permitted to pay dividends to the holders of shares of Common Stock if and when our board of directors declares such dividends out of legally available funds.

Lower Preference Rights Upon Liquidation. Under Nevada law, our stockholders generally are not liable for our debts or obligations. Upon our liquidation, subject to the right of any holders of preferred stock to receive preferential distributions, each holder of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

Upon repayment of the Notes with Common Stock, the holders of the Notes may no longer have the following rights as holders of Notes:

Interest.  The Notes accrue simple interest at the rate of 10% per annum.

Preference Rights Upon Liquidation.  Upon our liquidation, each holder of Notes has priority in the repayment of any outstanding debts before holders of Common Stock may participate in a pro rata distribution of the assets remaining after payment of, or adequate provision for, all of our known debts and liabilities.

Voting Agreements

Vivian Liu, our Executive Vice President and Chairman of the Board, and Mark Westgate, our Chief Financial Officer, who collectively hold 2,170,318 shares of Common Stock, representing approximately 1.7% of our Common Stock outstanding as of the Record Date, each entered into a voting agreement dated December 14, 2009.  Pursuant to the voting agreements, Ms. Liu and Mr. Westgate have agreed to cause all shares of Common Stock beneficially owned by them as of the Record Date to be voted in favor of Proposal No. 3 and Proposal No. 4 set forth in this proxy statement.  They have also agreed not to enter into any agreements with third parties, grant any proxies, deposit their shares into a voting trust, or otherwise give any instructions contrary to a vote in favor of the Proposals.

 Interests of Certain Persons

Shares Issuable upon Repayment of Notes.  Effective upon the closing of the Merger on December 14, 2009, certain directors and officers of Bio-Quant were appointed to serve as our directors and officers.  These individuals were former shareholders of Bio-Quant and received shares of Common Stock and Notes upon the completion of the Merger.  Set forth in the table below are the names of each of these individuals, their current positions at our company and the number of additional shares of Common Stock that will be issued to them (and their spouses, if applicable) upon repayment of the principal amount under their Notes if this Proposal No. 4 is approved:

Name	Position(s) at NexMed	Shares to be Issued
Bassam B. Damaj, Ph.D.	President, Chief Executive Officer and Director	20,738,950
Henry Esber, Ph.D.	Executive Vice President	10,672,693
Edward Cox	Vice President, Investor Relations and Corporate Development	1,587,337
Roberto Crea, Ph.D.	Director	307,519

REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS

If a quorum is present at the Annual Meeting, the proposal will be approved only if a majority of the total votes cast on the proposal are affirmative.  Under Nevada law, abstentions from voting on the proposal and broker non-votes are not counted as votes cast and accordingly will have no effect upon the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ISSUANCE OF SHARES OF COMMON STOCK IN SATISFACTION OF THE BIO-QUANT INDEBTEDNESS

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the year ended December 31, 2009, nine meetings of the Board of Directors were held.  Each director attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they served during the periods that they served.  Although we expect directors to attend each annual meeting, we have no formal policy requiring attendance by directors at our annual meeting of stockholders.  We did not hold an annual meeting of stockholders during 2009.

Committees of the Board

Our Board of Directors currently has four committees: the Executive Compensation Committee, the Audit Committee, the Finance Committee, and the Corporate Governance/Nominating Committee.

The Executive Compensation Committee establishes remuneration levels for our executive officers and implements incentive programs for officers, directors and consultants, including the 2006 Plan.  The Executive Compensation Committee was formed on February 7, 2000 and did not meet in 2009.  As of December 31, 2009, the Executive Compensation Committee consisted of Roberto Crea, Leonard Oppenheim and Rusty Ray (Chairman), none of whom was an employee and each of whom met the independence requirements of NASDAQ Marketplace Rule 5605(a)(2).  There is currently no charter for our Executive Compensation Committee. Our independent compensation consultants as well as executive officers and management play an important role in making recommendations and formulating compensation plans for our employees, including named executives.  The Committee may delegate authority for day-to-day administration and interpretation of the various compensation programs in place, including selection of participants, determination of award levels and approval of award documents to our non-officer employees.  However, the Committee may not delegate any authority under those programs for matters affecting the compensation and benefits of the executive officers.  Our Chief Executive Officer gives the Committee a performance assessment and compensation recommendations for the named executives.  An independent compensation consultant, ORC Worldwide Compensation Consultants, assists the Executive Compensation Committee in evaluating our executive compensation program and provides additional assurance that our program is reasonable and consistent with pharmaceutical industry standards for companies in our peer group.  ORC Worldwide Compensation Consultants is a compensation consulting firm which provides consulting and data services to large and mid-sized organizations, focusing on compensation programs.  We participate in SIRS®, a Salary Information Retrieval System, which is a comprehensive U.S. salary survey with analytical tools and reports, whereby we select approximately fifty pharmaceutical companies with which we share salary data information on an annual basis.  This process enables us to benchmark our job functions and job levels within our specific industry sector, obtain competitive salary data, and maintain a competitive salary structure.  The recommendations of our Chief Executive Officer are then considered by the Committee in determining the total compensation packages for named executives.

The Audit Committee periodically meets with our financial and accounting management and independent auditors and selects our independent auditors, reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls.  The Audit Committee was formed on February 7, 2000 and acts under a written charter.  A copy of the Amended Audit Committee charter is posted on the Company’s website at www.nexmed.com. The Audit Committee met four times in 2009, and as of December 31, 2009, consisted of Richard J. Berman, Leonard A. Oppenheim (Chairman) and Rusty Ray, none of whom was an employee and each of whom met the applicable independence and experience requirements of the NASDAQ Marketplace Rules.  The Board of Directors has determined that Mr. Berman, in addition to being “independent,” is an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.

The Finance Committee makes recommendations to the Board of Directors concerning financing opportunities and instruments.  The Finance Committee was formed on June 21, 2002.  The Finance Committee did not meet in 2009, and as of December 31, 2009 consisted of Richard J. Berman (Chairman), Bassam B. Damaj, Vivian H. Liu and Rusty Ray.

The Corporate Governance/Nominating Committee makes recommendations to the Board of Directors concerning candidates for Board vacancies.  The Corporate Governance/Nominating Committee was formed on February 7, 2000.  The Corporate Governance/Nominating Committee did not meet in 2009, and as of December 31, 2009, consisted of Roberto Crea (Chairman), Richard J. Berman and Rusty Ray, none of whom was an employee and each of whom met the independence requirements of NASDAQ Marketplace Rule 5605(a)(2).  The Corporate Governance/Nominating Committee acts under a written charter, which is available on our website at www.nexmed.com.  We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director.  We have not received any nominees for director from any stockholder or stockholder group that owns more than 5% of our voting stock.

Our Corporate Governance/Nominating Committee may consider nominees for director submitted in writing to the Chairman of the Committee, which are submitted by our executive officers, current directors, search firms engaged by the Committee, and by others in its discretion and, in the circumstances provided below, shall consider nominees for director proposed by a stockholder.  Information with respect to any proposed nominee shall be provided in writing to the Chairman of the Corporate Governance/Nominating Committee at NexMed, Inc., 6330 Nancy Ridge Drive, Suite 103, San Diego, California 92121, at least 120 days prior to the anniversary of the mailing date of the prior year’s annual meeting proxy statement.  A submitting stockholder shall provide evidence that he, she or it has beneficially owned at least 5% of our Common Stock for at least one year and shall provide the name of the nominee(s) for director, and such other information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein.  In addition, the stockholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us, and otherwise meets our standards set forth below.

Any other stockholder communications intended for our management or the Board of Directors shall be submitted in writing to the Chairman of the Corporate Governance/Nominating Committee who shall determine, in his discretion, considering the identity of the submitting stockholder and the materiality and appropriateness of the communication, whether, and to whom within our company, to forward the communication.

The Corporate Governance/Nominating Committee generally identifies potential candidates for director by seeking referrals from our management and members of the Board of Directors and their various business contacts.  There are currently no specific, minimum or absolute criteria for Board membership.  Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.  There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and to all of our other officers, directors and employees.  The code of ethics is available at the Corporate Governance section of the Investors page on our website at www.nexmed.com.  We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Board Leadership Structure and Board’s Role in Risk Oversight

While our bylaws and corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.  Accordingly, we have separated these positions, with Dr. Damaj serving as our Chief Executive Officer and Ms. Liu serving as our Chairman.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on clients and collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, marketing or sales capability or experience, business integration and dependence on key personnel. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the board of directors, including the Audit Committee and the Corporate Governance/Nominating Committee.  However, the full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position
Bassam Damaj, Ph.D.	41	President and Chief Executive Officer
Vivian Liu	48	Executive Vice President
Henry Esber, Ph.D.	72	Executive Vice President
Mark Westgate	40	Vice President, Chief Financial Officer and Treasurer
Edward Cox	29	Vice President, Investor Relations and Corporate Development

Mark Westgate has been our Vice President, Chief Financial Officer and Treasurer since December 2005.  From March 2002 to December 2005, Mr. Westgate served as our Controller.  He has over seventeen years of public accounting and financial management experience.  From August 1998 to March 2002, Mr. Westgate served as Controller and Director of Finance for Lavipharm Laboratories Inc., a company specializing in drug delivery and particle design.  Prior to joining Lavipharm, he was a supervisor at Richard A. Eisner & Company, LLP where he performed audits and provided tax advice for clients in various industries including biotech.  Mr. Westgate is a Certified Public Accountant in the State of New York and a member of the New York State Society of Certified Public Accountants.  He holds a B.B.A. in public accounting from Pace University.

Edward Cox has been our Vice President, Investor Relations and Corporate Development since December 2009.  Mr. Cox has been the President and a director of Bio-Quant, Inc. since January 2007.  Prior to that, from June 2006 to November 2006, Mr. Cox served as a director of TomCo Energy PLC, a private oil mining company, which has since become listed on the London AIM market.  He has also acted as a Business Strategist and Consultant for. companies in the areas of Healthcare, Life Science, Technology and Resources.   Mr. Cox holds a Masters of Science degree in Business from the University of Florida.  Mr. Cox was elected an officer in connection with our acquisition of Bio-Quant.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2008 and 2009

The following table sets forth the compensation paid by us during the years ended December 31, 2008, and December 31, 2009 to the each of the individuals who served as our principal executive officers and each of the other two most highly paid executive officers during the periods covered (collectively, the “Named Executive Officers”):

Name and Position	Year	Salary	Bonus	Stock Awards (5)	Option Awards	All Other Compensation (4)	Total
Vivian H. Liu (1)	2009	$285,114	—	—	—	$5,285	$290,399
Executive Vice President and Chairman of the Board	2008	$300,000	—	$147,000	—	$4,835	$451,835

Bassam B. Damaj (2)	2009	$12,500	—	—	—	—	$12,500
President and Chief Executive Officer	2008	—	—	—	—	—	—

Mark Westgate	2009	$223,248	—	—	—	$3,564	$226,812
Vice President and Chief Financial Officer	2008	$235,000	—	$222,000	—	$3,542	$460,542

Hemanshu Pandya (3)	2009	$222,229	—	—	—	$2,536	$225,793
Chief Operating Officer	2008	$225,000	—	$222,000	—	$2,631	$449,631

(1)	Ms. Liu was appointed Executive Vice President and Chairman of the Board in December 2009. Prior to that, she served as our President and Chief Executive Officer.
(2)	Dr. Damaj was appointed our President and Chief Executive Officer in December 2009.
(3)	Mr. Pandya’s employment as our Chief Operating Officer ended in June 2009.
(4)
Other Compensation includes amounts for the Company’s matching and profit sharing contribution to the 401k plan and life insurance premiums paid on behalf of the Named Executives as part of the employee benefit plan for all employees, whereby each employee has a Company paid life insurance policy in the amount of each employee’s annual salary.

(5)
Market value of stock awards were determined by multiplying the number of shares granted by the closing market price of our stock on the grant date.   Values are presented as the grant-date fair value and not the amount expensed in a given year per FAS 123(R).

Outstanding Equity Awards at December 31, 2009

The following table shows information regarding our outstanding equity awards at December 31, 2009 for the Name Executive Officers.

	Option Awards					Stock Awards
Name	Exercisable		Unexer-cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vivian H. Liu	180,000	(4)	—	$0.92	12/15/15
	105,000	(5)	—	$0.70	12/16/12
	114,284	(6)	—	$0.55	12/3/12
	100,000	(8)	—	$0.81	8/3/16
	90,000	(7)	—	$4.00	1/9/10
						250,000	(13)	$382,500	(3)
										100,000	(9)	$147,000	(3)

Bassam B. Damaj (1)	—		—	—	—	—		—		—		—

Mark Westgate	75,000	(4)	—	$0.92	12/15/15
	5,000	(10)	—	$1.32	1/18/15
	27,273	(6)	—	$0.55	12/3/12
	15,000	(11)	—	$3.25	3/11/12
	80,000	(8)	—	$0.81	8/3/16
						250,000	(12)	$25,000	(3)
										100,000	(9)	$147,000	(3)

Hemanshu Pandya (2)	—		—	—	—	—-				—		—

(1)	Dr. Damaj was appointed our President and Chief Executive Officer in December 2009.
(2)	Mr. Pandya’s employment as our Chief Operating Officer ended in June 2009, at which time all unvested awards were forfeited.
(3)	Market values were determined by multiplying the number of shares granted by the closing market price of our Common Stock on the grant date.
(4)	Options vested in three equal installments on December 31, 2006, 2007 and 2008.
(5)	Options vested in three equal installments on December 31, 2003, 2004 and 2005.
(6)	Options vested on July 1, 2003.
(7)	Options vested in three equal installments on January 19, 2001, 2002 and 2003.
(8)	Options vested in two equal installments on the filing of the NDA for Vitaros in September 2007 and the acceptance of the NDA for review by the FDA in November 2007.
(9)	The stock vests in two equal installments upon the re-submission of the NDA for Vitaros and upon the FDA’s approval of the NDA.
(10)	Options vested on the grant date of January 18, 2005.
(11)	Options vested in three equal installments on March 11, 2003, 2004 and 2005.
(12)	The award vests on June 30, 2010.
(13)	The award vests on June 18, 2010.

DIRECTOR COMPENSATION

In December 2009, our Board of Directors adopted a new compensation package for our non-employee directors effective January 1, 2010.  Under this compensation package, each non-employee director is entitled to receive an annual retainer of $36,000 (which is paid in stock) and a per-meeting fee of $500 (which is paid in cash) for each Board or committee meeting attended either in person or by telephone.  In addition, each non-employee director serving as Chairman of one of our standing committees is entitled to receive an annual retainer of $4,000 (which is paid in stock) for his or her service as a committee chair.

The annual retainers for service as a Board member and as a committee chair are payable quarterly in arrears, in shares of our Common Stock valued at a price per share equal to the average closing price of our Common Stock over the first five trading days of the calendar year, as reported on the NASDAQ Stock Market, to be issued under the 2006 Plan, subject to there being a sufficient number of shares of Common Stock reserved for issuance under the 2006 Plan.  If, for a given quarter, there is not a sufficient number of shares available for issuance under the 2006 Plan to cover the annual retainer grants, then payment of the applicable retainer amount will either be made in cash, or, at the director’s option, be deferred to a later date.  For the fiscal year ending December 31, 2010, the $36,000 annual retainer for service as a Board member amounts to 117,647 shares of Common Stock, and the $4,000 annual retainer for service as a committee chair amounts to 13,072 shares of Common Stock.  The per-meeting fees are payable in cash, quarterly in arrears.

Below is a summary of the non-employee director compensation paid in 2009:

Non-Employee Director Compensation for 2009

Name	Fees earned or Paid in cash($)	Stock Awards ($) (3)	Option Awards ($)	Total ($)
Richard J. Berman	$6,000	$120,776	—	$126,776
Arthur D. Emil, Esq. (1)	$7,300	$62,963	—	$70,263
Leonard A. Oppenheim	$7,900	$62,963	—	$70,863
David S. Tierney, M.D. (1)	$4,900	$62,963	—	$67,863
Martin R. Wade, III (1)	$7,200	$62,963	—	$70,163
Roberto Crea (2)	$500	—	—	$500
Rusty Ray (2)	$500	—	—	$500

(1)	Messrs. Emil, Tierney and Wade resigned from our Board in December 2009.
(2)	Messrs. Crea and Ray were appointed to our Board in December 2009.
(3)
Market values for stock awards granted for the annual retainer fees were calculated based on the average of the closing price of our Common Stock over five consecutive trading days, commencing on January 2, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by the Audit Committee of the Board of Directors

Leonard A. Oppenheim (Chairman)
Richard J. Berman
Rusty Ray

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our Board of Directors has adopted a written policy and procedures for review, approval and monitoring of transactions involving our company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning 5% or greater of our outstanding Common Stock).  The policy covers any related person transaction that meets the minimum threshold for disclosure in our proxy statement under the relevant SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).  Related person transactions must be approved by the Board or by the Audit Committee of the Board consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests.  The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.

There were no related person transactions entered into in 2009 and there are no related person arrangements in place from previous years.

Director Independence

Our Board of Directors has determined that each of Messrs. Berman, Oppenheim and Ray and Dr. Crea met the definition of independence under the applicable NASDAQ Marketplace Rules.  Accordingly, a majority of the directors were deemed to be independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, as of March 31, 2010, of Common Stock by (a) each person known by management to be the beneficial owner of more than 5% of our outstanding voting securities, (b) our directors and executive officers, individually, and (c) our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class (%)(2)

Directors and Executive Officers
Bassam B. Damaj, Ph.D. (3)	6,237,299	4.9%
Henry J. Esber, Ph.D. (4)	3,209,842	2.5%
Richard J. Berman (5)	1,522,519	1.2%
Vivian H. Liu (6)	1,490,284	1.2%
Leonard A. Oppenheim (7)	712,144	*
Mark Westgate (8)	581,591	*
Edward M. Cox	477,396	*
Roberto Crea, Ph.D.	125,166	*
Rusty Ray	32,679	*
All executive officers and directors as a group (nine persons)	14,388,920	11.1%

*	Less than one percent (1%).

(1)	The address for each of our executive officers and directors is 6330 Nancy Ridge Drive, Suite 103, San Diego, California, 92121.
(2)
Excludes shares potentially issuable in repayment of the Bio-Quant notes described above in Proposal No. 4 or any shares potentially issuable to our executive officers pursuant to Proposal No. 3.  Share ownership includes 32,679 shares issued to each non-employee director as of March 31, 2010 as director and committee chair compensation.  Percentage ownership is calculated based on a total of 126,902,281 shares of Common Stock issued and outstanding as of March 31, 2010.

(3)	Includes 1,849,740 shares held by Dr. Damaj’s spouse. Dr. Damaj disclaims beneficial ownership of these shares.
(4)	Includes 1,088,082 shares held by Dr. Esber’s spouse. Dr. Esber disclaims beneficial ownership of these shares.
(5)	Includes 1,150,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.
(6)	Includes 499,284 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.
(7)	Includes 500,000 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.
(8)	Includes 202,273 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, our officers, directors and greater than 10% stockholders complied with these Section 16(a) filing requirements with respect to our Common Stock during the fiscal year ended December 31, 2009.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2011 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Secretary of NexMed, Inc., on or before December 24, 2010.

Stockholders who intend to present a proposal at the 2011 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials for the 2011 Annual Meeting are required to provide notice of such proposal between February 23, 2011 and March 25, 2011, assuming that the 2011 Annual Meeting is held within 30 days from May 24, 2011.  If the date of the 2011 Annual Meeting varies from this time period, notice must be provided within the time periods prescribed in our bylaws.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2010 Annual Meeting should be addressed to Secretary of NexMed, Inc., 6330 Nancy Ridge Drive, Suite 103, San Diego, California, 92121.

HOUSEHOLDING OF PROXY MATERIALS

In some cases only one copy of this Proxy Statement or our 2009 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of NexMed, Inc., 6330 Nancy Ridge Drive, Suite 103, San Diego, California, 92121 or an oral request at (858) 222-8041.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Secretary of NexMed, Inc., 6330 Nancy Ridge Drive, Suite 103, San Diego, California, 92121 or an oral request at (858) 222-8041. You may also access these filings at our web site under the investor relations link at                                       .

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information, which means that we can disclose information to you by referring you to those documents and delivering them with the proxy statement. The information incorporated by reference is deemed to be part of this proxy statement, except for any information that is superseded or modified by information contained directly in this proxy statement.  This proxy statement incorporates by reference the enclosed Annual Report on Form 10-K for the year ended December 31, 2009.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting.  If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote these proxies by telephone at 1-800-690-6903 or by internet at www.proxyvote.com.

By Order of the Board of Directors

/s/ Edward Cox
Edward Cox
Secretary

April 16, 2010
San Diego, California

[FORM OF PROXY-FRONT SIDE OF TOP PORTION]

To Our Stockholders,

You are cordially invited to attend our 2010 Annual Meeting of Stockholders, to be held at the offices of Goodwin Procter, LLP, 4365 Executive Drive, 3rd Floor, San Diego, California, at 10:00 a.m., local time, on Monday, May 24, 2010.

The enclosed Proxy Statement provides you with additional details about items that will be addressed at the Annual Meeting.  Following consideration of the proposals set forth in the Proxy Statement, an overview of NexMed, Inc.’s activities will be presented and we will be available to answer any questions you may have.  After reviewing the Proxy Statement, please sign, date and indicate your vote for the items listed on the Proxy Card below and return it by mail in the enclosed, postage-paid envelope, or vote by telephone by calling (800) 690-6903 (U.S. only), or by internet at www.proxyvote.com, whether or not you plan to attend the Annual Meeting.

Thank you for your prompt response.

NexMed, Inc., 6330 Nancy Ridge Drive, Suite 103, San Diego, California, 92121
(Continued, and to be signed on reverse side)

[FORM OF PROXY- REVERSE SIDE OF TOP PORTION]

PROXY	PROXY

NEXMED, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Bassam Damaj and Vivian H. Liu, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of NexMed, Inc. to be held at the offices of Goodwin Procter, LLP, located at 4365 Executive Drive, 3rd Floor, San Diego, California on Monday, May 24, 2010 at 10:00 a.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder.  If no instructions are given, the shares will be voted FOR the election of the nominees for directors named below and FOR Proposal Nos. 2, 3 and 4.  Any prior proxy is hereby revoked.

(Please detach here)

The Board of Directors recommends a vote FOR the election of the nominees for directors named below and FOR Proposal Nos. 2, 3 and 4.

PROPOSAL NO. 1A: Election of Class I Directors:

Class I Directors 1. Vivian Liu 2. Roberto Crea, Ph.D.	FOR ☐ WITHHOLD AUTHORITY ☐ To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided to the right.: ______________

PROPOSAL NO. 1B: Election of Class II Directors:

Class II Directors 3. Richard Berman 4. Henry Esber, Ph.D.	FOR ☐ WITHHOLD AUTHORITY ☐ To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided to the right.: ______________

PROPOSAL NO. 2:  To ratify the selection of Amper, Politziner & Mattia, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL NO. 3: To consider and vote upon a proposal to amend our 2006 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the 2006 Plan to 20,000,000 shares and to limit the size of annual awards to any one recipient.

FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL NO. 4: To consider and vote upon a proposal to authorize the issuance of shares of Common Stock, in satisfaction of amounts owed under Promissory Notes issued in connection with the acquisition of Bio-Quant, Inc.
FOR ☐	AGAINST ☐	ABSTAIN ☐

Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box

Date:

Please sign exactly as your name appears at the left.
When shares are held by joint tenants, both should sign.
When signing as attorney, executor, administrator, trustee
or corporation, please sign in full corporate name by
president or other authorized person. If a partnership,
please sign in partnership name by authorized person.

[FORM OF PROXY DETACHABLE PROXY CARD]

COMPANY #

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Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-690-6903 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until Noon (EST) on Monday, May 24, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.

•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET – www.proxyvote.com - QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until Noon (EST) on Monday, May 24, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NexMed, Inc., c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

Appendix A

INSTRUMENT OF AMENDMENT TO THE
NEXMED, INC.
2006 STOCK INCENTIVE PLAN

WHEREAS, NexMed, Inc. (the “Company”) maintains the NexMed, Inc. 2006 Stock Incentive Plan (the “Plan”);

WHEREAS, Section 17(a) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan to increase the number of shares of common stock of NexMed, Inc., par value of $0.001 per share (the “Common Stock”), available for grant or delivery under the Plan, and to impose a maximum individual limit on annual awards of options or stock appreciation rights under the Plan, subject to stockholder approval;

WHEREAS, the Board wishes to amend the Plan to increase the number of shares of Common Stock available for grant or delivery under the Plan from 5,000,000 shares to 20,000,000 shares and to limit the maximum award of stock options or stock appreciation rights granted to any one individual in any one calendar year to 2,000,000 shares of Common Stock (subject to adjustment for stock splits and similar events) (the “Amendments”); and

WHEREAS, stockholder approval is being solicited at the Company’s 2010 Annual Meeting of Stockholders (“Annual Meeting”) on [May 24, 2010] to effectuate the Amendments.

NOW, THEREFORE, the Plan is hereby amended, effective [May 24, 2010] upon stockholder approval of the Amendment at the Annual Meeting, and at any adjournment thereof, as follows:

1.    Section 2 of the Plan is amended and restated in its entirety to read as follows:

“The maximum number of shares of the common stock, par value of $0.001 per share (the “Common Stock”), of the Company with respect to which Options or SARs may be granted or that may be delivered as Stock Awards to participants (“Participants”) and their beneficiaries under the Plan shall be shall be twenty million (20,000,000). If any Awards expire or terminate for any reason without having been exercised in full, new Awards may thereafter be granted with respect to the unpurchased shares subject to such expired or terminated Awards.  Subject to such overall limitation, shares of Common Stock may be issued up to such maximum number pursuant to any type of Award; provided, however, that Options or SARs with respect to no more than 2,000,000 shares of Common Stock may be granted to any one individual Participant during any one calendar year.”

2.    Section 13 of the Plan is amended by adding the following subsection (f) at the end thereof:

“(f). Any adjustment provided in this Section 13 shall also apply to the individual limit imposed by the last sentence of Section 2.”

Mark Westgate
Vice President and Chief Financial Officer

_________ [__], 2010